Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: FRED G. KOWAL CHAIRMAN OF THE BOARD & CHIEF EXECUTIVE OFFICER (845) 986-2206

WARWICK COMMUNITY BANCORP, INC.
ANNOUNCES A NEW ANNUAL MEETING DATE

Warwick, New York, July 21, 2004 - Warwick Community Bancorp, Inc. (the "Company") (Nasdaq:WSBI), the holding company for The Warwick Savings Bank and The Towne Center Bank, announced that it has established September 22, 2004 as the date of the 2004 Annual Shareholders' Meeting. The meeting will be held at the Inn at Central Valley, Central Valley, New York, at 9:30 a.m. The close of business August 9, 2004 has been set as the record date for the meeting. The meeting had been postponed from the original date of May 11, 2004 in order to allow stockholders to vote on the proposed merger with Provident Bancorp, Inc. at the annual meeting. Proxy materials are expected to be mailed to the Company's shareholders on or shortly following the record date.

The Company is the holding company for The Warwick Savings Bank, a New York State chartered stock savings bank, and The Towne Center Bank, a New Jersey State chartered stock commercial bank. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York, and operates additional branches in the village of Monroe, the town of Woodbury, the town of Wallkill, the town of Newburgh, and the village of Goshen, Orange County, New York, and in Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey, and operates an additional branch in the borough of Moonachie, in Bergen County, New Jersey. Both Banks' deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.